Exhibit 5

[SANOFI-AVENTIS LETTERHEAD]

December 23, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.,
Washington, D.C. 20549

Ladies and Gentlemen:

     I am Manager — Financial and Securities Law of Sanofi-Aventis, a société anonyme organized under the laws of the Republic of France (the “Company”). In that capacity, I have acted as French counsel to the Company in connection with a registration statement on Form S-8 (the “Registration Statement”) being filed with the United States Securities and Exchange Commission (the “SEC”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), ordinary shares, nominal value €2.00 per share, of the Company (“Company Shares”), including Company Shares that may be represented by American depositary shares of the Company (“Company ADSs”) (each Company ADS representing one-half of one Company Share), to be issued on the exercise of Aventis options held by U.S. holders after the effective time of the merger of Aventis, a société anonyme organized under the laws of the Republic of France and a subsidiary of the Company, with and into the Company, with the Company surviving the merger (the “Merger”). The treatment in the Merger of Aventis stock options issued under the stock option plans of Aventis and certain of its affiliates and predecessors is described in the Explanatory Note that is included the Registration Statement (such stock options the “Stock Options”). The other terms and conditions of the Merger are set forth in the prospectus included in the Post-Effective Amendment No. 3 to the Registration Statement on Form F-4 (file no.: 333-112314), filed by the Company on November 9, 2004 and declared effective by the SEC on November 10, 2004.

     In furnishing this opinion, I, or lawyers under my supervision, have examined the Registration Statement and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. With respect to factual matters I have relied upon the accuracy of all facts and information set forth in the documents, corporate records, certificates and other agreements, instruments and opinions examined. On the basis of the foregoing, and assuming the adoption of the resolutions of the extraordinary general shareholders meeting of the Company approving the agreement and plan of merger providing for the Merger (including the resolutions to increase in the share capital of the

Company and the issuance of the Company Shares in payment of the merger consideration) as set forth in the Registration Statement, I am of the following opinion:

The Company Shares when issued on exercise of the Stock Options in accordance with the resolutions of the extraordinary general meeting of shareholders referred to above, will be validly issued, fully paid, and non-assessable.

     The foregoing opinion is limited to matters involving the laws of the Republic of France. The foregoing opinion is also limited to the matters expressly stated in this letter, and no opinion shall be implied or inferred beyond the matters expressly stated. The foregoing opinion: (a) is rendered solely in connection with the registration, pursuant to the registration requirements of the Securities Act, of the offering, sale and delivery of the Company Shares to be issued in the United States on exercise of the employee stock options described in the Registration Statement; (b) may not be relied on for any other purpose; and (c) may not be reproduced, referred to or quoted in any offering materials, disclosure materials or similar printed matter.

Very truly yours,

/s/ PATRICIA KODYRA

Patricia Kodyra
Manager — Financial and Securities Law